**UNANIMOUS WRITTEN CONSENT OF
THE BOARD OF DIRECTORS OF
MUSCLE MAKER, INC.,**
A California Corporation

The undersigned, constituting all of the members of the Board of Directors of Muscle Maker, Inc., Inc., a California corporation ("Corporation'), do hereby adopt the following preambles and resolutions by their written consent in accordance with the provisions of Section 307(b) of the California General Corporation Law and the Bylaws of the Company, effective as of August 11, 2017, as follows:

WHEREAS, the Directors of this Corporation believe that it would be in the best interests of the shareholders to be permitted to vote directly on corporate matters requiring their consent rather than to require the provision of proxies at a shareholder meeting;

WHEREAS, it is necessary to amend the Bylaws of this Corporation to permit such a direct vote; and

WHEREAS, the directors of this Corporation believe that it would be in the best interests of the Corporation to amend its Bylaws to permit its stockholders to vote directly on corporate matters requiring their consent.

NOW, THEREFORE, BE IT RESOLVED, that the Bylaws of this Corporation be amended to add section 1.13, which shall provide as follows:

"Section 1.13 **Shareholder Vote by Email Transmission**

(a) Except as otherwise provided in the Articles of Incorporation or in these Bylaws, any action which requires shareholder approval may be obtained by a vote of the shareholders holding a majority of the issued and outstanding shares of this Corporation. Such vote may be obtained through electronic notice to the shareholders and a vote from the shareholders in response to the electronic notice.

(b) In order for an electronic vote to be taken by email, the Board of Directors must previously vote in favor of the action on which the shareholder vote is to be taken unless such a vote is barred by a conflict of interest and the Board of Directors must thereafter vote that a shareholder vote be taken by email. In such event, a shareholder Disclosure Document must be prepared which fairly explains the issue(s) on which the vote is being sought and provides a ballot on which the shareholder may mark his vote. Thereafter, the ballot may be returned to the Corporation by email or by US Mail, first class prepaid.

(c) Upon receipt, the votes shall be totaled by the Secretary of the Corporation who shall report the results of such vote to the Board of Directors. In the

event that such measure shall be approved by a vote by shareholders holding a majority in interest of the issued and outstanding corporate shares (unless such action shall require a higher percentage of the Corporation's shares to vote in its favor for passage), the measure shall be deemed passed by the shareholders. Without regard to whether the measure is approved, written notice shall be sent to all shareholders notifying them of the results of the vote.

(d) In the event that any Director wishes to include a short individual position relating to the vote being taken, such written position shall be distributed with the Disclosure Document.

(e) The Corporation shall maintain a listing of the email address for each shareholder in its corporate records and such list shall be updated periodically by the Corporate Secretary. Such list shall be used to transmit the voting materials to the shareholders. In the event that a shareholder does not have an email address, the voting materials shall be sent to such shareholder by US Mail, first class prepaid, or Federal Express, at such shareholder's last known mailing address.

The shareholders shall have thirty (30) days from the date that the Disclosure Document is sent out to cast their votes."

RESOLVED FURTHER, that a corrected copy of the Bylaws shall be prepared and inserted in the corporate Minute Book in the place of the prior Bylaws.

RESOLVED FURTHER, that the officers of this Corporation be, and each of them hereby is, authorized, directed and empowered, in the name and on behalf of this Corporation, to prepare or cause to be prepared, execute and deliver all such documents and instruments and to take all such actions as any such officer approves as necessary, advisable or appropriate in order to carry out and perform any or all of the matters and purposes authorized or set forth in the foregoing resolutions, the taking of any such action or execution of any such document or instrument by any such officer to be conclusive evidence of his approval thereof

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IN WITNESS WHEREOF, the undersigned, being all of the directors of the Corporation, do hereby consent hereto in writing as of the date first written above.

/s/ Tim M. Betts	/s/ Merlin Spencer
Tim M. Betts – Chairman	Merlin Spencer – Director
/s/ Bob Morgan	/s/ Paul Menchik
Bob Morgan – Director	Paul Menchik – Director
/s/ Noel DeWinter	/s/ A. B. Southall
Noel DeWinter – Director	A. B. Southall – Director